Exhibit 99.1

Contact:
Brook Wootton	980.299.5700

Albemarle Reports Net Sales Increase of 152% for Third Quarter 2022

CHARLOTTE, N.C. – Nov. 2, 2022 - Albemarle Corporation (NYSE: ALB) today announced its results for the third quarter ended Sept. 30, 2022.

Third-Quarter 2022 and Recent Highlights
(Unless otherwise stated, all percentage changes represent year-over-year comparisons)

•Net sales of $2.1 billion, an increase of 152%
•Net income of $897.2 million, or $7.61 per diluted share; Adjusted diluted EPS of $7.50, an increase of 614%
•Adjusted EBITDA of $1.2 billion, an increase of 447%
•Completed the acquisition of the Qinzhou lithium conversion plant in Guangxi China for $200 million on Oct. 25, 2022
•Kemerton II lithium conversion plant achieved mechanical completion and transitioned to commissioning phase
•Awarded U.S. Department of Energy grant for US-based lithium concentrator facility to support domestic EV supply chain
•Concluded strategic review of the Catalysts business; to be retained as wholly owned subsidiary branded as Ketjen
•Realigning core Lithium and Bromine businesses into Energy Storage and Specialties segments expected to be effective Jan. 1, 2023
•Tightened full-year 2022 guidance including net sales of $7.1 - $7.4 billion (>2x 2021) and adjusted EBITDA of $3.3 - $3.5 billion (3.7x 2021)

"We had an outstanding quarter driven by strong demand for lithium-ion batteries,” said Albemarle CEO Kent Masters. “As one of the world’s largest producers of lithium, we are well positioned to enable the global energy transition. With our acquisition of the Qinzhou lithium conversion plant in China and mechanical completion of our Kemerton II expansion in Australia, we are on track to more than double our lithium conversion capacity compared to last year. Our new segment structure is designed to support our ability to deliver volumetric growth in the energy storage arena as well as enable long-term growth in the lithium and bromine specialties markets.”

Outlook
Full-year 2022 outlook remains strong, with net sales expected to be more than double and adjusted EBITDA expected to be nearly four times 2021 results. Ongoing strength in lithium pricing and end markets offsets slightly lower expectations due to bromine-related weakness in key end markets, including consumer and industrial electronics and building and construction. Adjusted EBITDA guidance has been tightened towards the higher end of previous expectations, and the company continues to expect to be free cash flow positive in 2022.

	FY 2022 Guidance as of Aug. 3, 2022	FY 2022 Guidance as of Nov. 2, 2022
Net sales	$7.1 - $7.5 billion	$7.1 - $7.4 billion
Adjusted EBITDA	$3.2 - $3.5 billion	$3.3 - $3.5 billion
Adjusted EBITDA Margin	45% - 47%	46% - 47%
Adjusted Diluted EPS	$19.25 - $22.25	$19.75 - $21.75
Net Cash from Operations	$1.4 - $1.7 billion	$1.45 - $1.65 billion
Capital Expenditures	$1.3 - $1.5 billion	$1.3 - $1.4 billion

Third-Quarter 2022 Results

In millions, except per share amounts	Q3 2022	Q3 2021	$ Change	% Change
Net sales	$2,091.8	$830.6	$1,261.2	151.9%
Net income (loss) attributable to Albemarle Corporation	$897.2	$(392.8)	$1,290.0
Adjusted EBITDA(a)	$1,190.0	$217.6	$972.4	446.9%
Diluted earnings per share	$7.61	$(3.36)	$10.97
Non-operating pension and OPEB items(a)	(0.03)	(0.04)
Non-recurring and other unusual items(a)	(0.08)	4.42
Adjusted diluted earnings per share(a)(b)	$7.50	$1.05	$6.45	614.3%

(a)    See Non-GAAP Reconciliations for further details.
(b)    Totals may not add due to rounding.

Net sales of $2.1 billion increased by $1.3 billion compared to the prior-year quarter primarily due to increased pricing driven by strong demand from diverse end markets.

Net income attributable to Albemarle of $897.2 million increased by $1.3 billion from the prior-year quarter. Note that prior-year net income attributable to Albemarle includes a $657.4 million ($504.5 million after income taxes, or $4.29 per share) expense related to the settlement of a prior legal matter.

Adjusted EBITDA of $1.2 billion increased by $972.4 million from the prior-year quarter primarily due to higher net sales, partially offset by inflationary cost pressures including natural gas prices in Europe and raw materials.

The effective income tax rate for the third quarter of 2022 was 22.7% compared to 22.2% in the same period of 2021. On an adjusted basis, the effective income tax rates were 23.2% and 19.2% for the third quarter of 2022 and 2021, respectively.

Business Segment Results
For stronger focus and better execution on its multiple growth opportunities, the company is realigning its core portfolio into Energy Storage and Specialties. Energy Storage will focus on the lithium-ion battery evolution and the transition to clean energy. Albemarle Specialties combines the existing Bromine business with the Lithium specialties business. These businesses share complementary competencies in complex chemistry, applied knowledge, and process technology, and their combination is expected to strengthen Albemarle’s ability both to serve its specialties customers and to develop new products. The company expects the new structure to be effective January 1, 2023.

Lithium Results

In millions	Q3 2022	Q3 2021	$ Change	% Change
Net Sales	$1,501.1	$359.2	$1,141.8	317.9%
Adjusted EBITDA	$1,111.2	$125.4	$985.8	786.0%

Lithium net sales of $1.5 billion increased $1.1 billion (+318%) due to higher pricing net of FX (+298%) related to renegotiated contracts and increased market pricing. Volume was also higher (+20%) related to the La Negra III/IV expansion in Chile and higher tolling volumes to meet growing customer demand. Adjusted EBITDA of $1.1 billion increased $985.8 million as higher pricing and volumes more than offset higher costs. Lithium also benefited from a spodumene shipment from Talison originally expected in the fourth quarter that occurred in the third quarter resulting in a $100 million benefit in the company’s equity income. As a result, margins are expected to moderate in the fourth quarter.

Lithium Outlook
The company is reaffirming its full-year 2022 outlook for Lithium. Adjusted EBITDA is expected to grow 500-550% year over year. Average realized pricing growth is expected to be 225-250% year over year resulting from previously renegotiated contracts and increased market pricing. Full-year 2022 volume growth is expected to be 20-30% year over year primarily due to new capacity coming online as well as higher tolling volumes. The current outlook ranges for Lithium reflect the potential upside for additional spot price improvements and the potential downside of volume shortfalls (e.g., delays in commissioning and production ramp up at expansion sites and qualifications for tolling) for the remainder of the year.

Albemarle continues to progress the expansion of its global portfolio of conversion capacity and utilization of its world-class resource portfolio:

Chile
–La Negra III/IV conversion plant has completed commercial qualification and is now generating revenue and running as expected
–The Salar Yield Improvement Project is on schedule for mechanical completion by the middle of next year
Australia
–Kemerton I conversion plant is ramping through commissioning and expected to produce qualification samples by year end
–Kemerton II conversion plant has achieved mechanical completion and transitioned to commissioning
China
–The acquisition of the Qinzhou lithium conversion plant in Guangxi China was completed on Oct. 25, 2022
–Construction is progressing on schedule at the Meishan greenfield project
United States
–New wells and expansion projects at Silver Peak continue to progress ahead of schedule
–Site selection for the mega-flex conversion facility is underway
–Kings Mountain mine studies continue to progress positively

Bromine Results

In millions	Q3 2022	Q3 2021	$ Change	% Change
Net Sales	$354.9	$277.8	$77.1	27.8%
Adjusted EBITDA	$107.0	$86.0	$20.9	24.4%

Bromine net sales of $354.9 million increased $77.1 million (+28%) primarily due to increased pricing net of FX (+18%) and higher volumes (+10%). Tight market conditions continue to drive strong demand and favorable pricing across the product portfolio. Adjusted EBITDA of $107.0 million increased $20.9 million as higher net sales were partially offset by higher costs for raw materials and freight.

Bromine Outlook
Adjusted EBITDA growth for full year 2022 is expected to be at the low end of the previous outlook for 25%-30%, reflecting emerging softness in some end markets such as consumer and industrial electronics and building and construction. Full-year volume is also projected to be at the low end of the previous outlook for 5-10% volume increase.

Catalysts Results

In millions	Q3 2022	Q3 2021	$ Change	% Change
Net Sales	$235.8	$193.6	$42.3	21.8%
Adjusted EBITDA	$4.6	$33.1	$(28.5)	(86.0)%

Catalysts net sales of $235.8 million increased $42.3 million (+22%) compared to the previous year due to higher volumes (+17%) and higher pricing net of FX (+5%). Adjusted EBITDA of $4.6 million declined $28.5 million as higher sales were more than offset by continued cost pressures from increasing natural gas prices and raw materials.

Catalysts Outlook

Albemarle’s Catalysts segment continues to experience natural gas pricing pressure related to the war in Ukraine and rising raw material costs. The company has tightened the Catalysts segment outlook for the full-year 2022 adjusted EBITDA expected to be down 45-65% year over year within the lower-end of the previous outlook range.

In the third quarter of 2022, the company completed the strategic review of the Catalysts business. During the review, the company considered a wide range of value creation opportunities for the Catalysts business including a joint venture with a partner, a spin-off or sale, or Albemarle retaining the business. The company determined that the business will be held as a separate wholly owned entity with a separate brand identity. The business will be named Ketjen, after the business’ original founder, which draws on the entrepreneurial heritage of Catalysts.

Balance Sheet and Liquidity
As of September 30, 2022, Albemarle had estimated liquidity of approximately $3.1 billion, including approximately $1.4 billion of cash and equivalents, the full $1.0 billion under its revolver, $500 million remaining under its amended delayed draw term loan and $238.6 million available on other credit lines. Total debt was $3.4 billion, representing net debt to adjusted EBITDA of approximately 0.9 times.

Cash Flow and Capital Deployment
Cash from operations of $955.6 million increased $465.0 million for the nine months ended Sept. 30, 2022, versus the prior year period. This was driven by increased adjusted EBITDA and dividends received from equity investments, partially offset by working capital changes, that were primarily due to the increase in receivables and inventories from higher lithium pricing, and a $332.5 million settlement of a legal matter. Capital expenditures of $815.9 million increased by $163.2 million versus the prior year period as the company invests in lithium and bromine capacity to support growth.

Albemarle’s primary capital allocation priorities are to invest in organic and inorganic opportunities to drive profitable growth, maintain its financial flexibility and investment grade credit rating, and fund its dividends.

Earnings Call

Date:	Thursday, Nov. 3, 2022
Time:	9:00 AM Eastern time
Dial-in (U.S.):	844-200-6205
Dial-in (International):	929-526-1599
Passcode:	527598

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle
Albemarle Corporation (NYSE: ALB) is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. Albemarle thinks beyond business-as-usual to power the potential of companies in many of the world's largest and most critical industries, such as energy, electronics, and transportation. Albemarle actively pursues a sustainable approach to managing its diverse global footprint of world-class resources. In conjunction with Albemarle’s highly experienced and talented global teams, its deep-seated values, and its collaborative customer relationships, Albemarle creates value-added and performance-based solutions that enable a safer and more sustainable future.

Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding the company, its businesses and the markets it serves.

Forward-Looking Statements
Some of the information presented in this press release, the presentation, the conference call and discussions that follow, including, without limitation, information related to the timing of active and proposed projects, production capacity, committed volumes, pricing, financial flexibility, expected growth, anticipated return on opportunities, earnings and demand for Albemarle’s products, productivity improvements, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, capital projects, future acquisition and divestiture transactions including statements with respect to timing, expected benefits from proposed transactions, market and economic trends, statements with respect to Albemarle’s 2022 outlook, planned re-segmenting/realignment of the company’s Lithium and Bromine business units and retention of the company’s Catalysts business, and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause Albemarle’s actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; product development; changes in financial and operating performance of its major customers and industries and markets served by it; the timing of orders received from customers; the gain or loss of significant customers; fluctuations in lithium market pricing, which could impact our revenues and profitability particularly due to our increased exposure to index-referenced and variable-priced contracts for battery grade lithium sales; changes with respect to contract renegotiations; potential production volume shortfalls; competition from other manufacturers; changes in the demand for its products or the end-user markets in which its products are sold; limitations or prohibitions on the manufacture and sale of its products; availability of raw materials; increases in the cost of raw materials and energy, and its ability to pass through such increases to its customers; technological change and development, changes in its markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting its operations or its products; the occurrence of regulatory actions, proceedings, claims or litigation (including with respect to the U.S. Foreign Corrupt Practices Act and foreign anti-corruption laws); the occurrence of cyber-security breaches, terrorist attacks, industrial accidents or natural disasters; the effects of climate change, including any regulatory changes to which it might be subject; hazards associated with chemicals manufacturing; the inability to maintain current levels of insurance, including product or premises liability insurance, or the denial of such coverage; political unrest affecting the global economy, including adverse effects from terrorism or hostilities; political instability affecting its manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from its global manufacturing cost reduction initiatives as well as its ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of its earnings and changes in tax laws and rates or interpretation; changes in monetary policies, inflation or interest rates that may impact its ability to raise capital or increase its cost of funds, impact the performance of its pension fund investments and increase its pension expense and funding obligations; volatility and uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber-security breaches, and other innovation risks; decisions it may make in the future; future acquisition and divestiture transactions, including the ability to successfully execute, operate and integrate acquisitions and divestitures and incurring additional indebtedness; expected benefits from proposed transactions; timing of active and proposed projects; continuing uncertainties as to the duration and impact of the coronavirus (COVID-19) pandemic; performance of Albemarle’s partners in joint ventures and other projects; changes in credit ratings; the inability to realize the benefits of its decision to retain its Catalysts business and to realign its Lithium and Bromine global business units into a new corporate structure;and the other factors detailed from time to time in the reports Albemarle files with the SEC, including those described under “Risk Factors” in Albemarle’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. Albemarle assumes no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net sales	$2,091,805	$830,566	$4,699,126	$2,433,753
Cost of goods sold	1,047,991	581,293	2,625,858	1,672,376
Gross profit	1,043,814	249,273	2,073,268	761,377
Selling, general and administrative expenses	134,479	103,477	375,989	318,180
Research and development expenses	18,358	13,289	51,827	41,901
Loss (gain) on sale of business/interest in properties	—	984	8,400	(428,424)
Operating profit	890,977	131,523	1,637,052	829,720
Interest and financing expenses	(29,691)	(5,136)	(98,934)	(56,170)
Other income (expense), net	7,974	(643,196)	32,237	(631,870)
Income (loss) before income taxes and equity in net income of unconsolidated investments	869,260	(516,809)	1,570,355	141,680
Income tax expense (benefit)	196,938	(114,670)	366,486	14,422
Income (loss) before equity in net income of unconsolidated investments	672,322	(402,139)	1,203,869	127,258
Equity in net income of unconsolidated investments (net of tax)	258,884	27,706	449,476	62,215
Net income (loss)	931,206	(374,433)	1,653,345	189,473
Net income attributable to noncontrolling interests	(33,991)	(18,348)	(95,974)	(61,977)
Net income (loss) attributable to Albemarle Corporation	$897,215	$(392,781)	$1,557,371	$127,496
Basic earnings (loss) per share	$7.66	$(3.36)	$13.30	$1.10
Diluted earnings (loss) per share	$7.61	$(3.36)	$13.23	$1.10

Weighted-average common shares outstanding – basic	117,136	116,965	117,106	115,455
Weighted-average common shares outstanding – diluted	117,869	116,965	117,749	116,140

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$1,382,803	$439,272
Trade accounts receivable	1,035,117	556,922
Other accounts receivable	135,709	66,184
Inventories	1,614,299	798,620
Other current assets	129,043	132,683
Total current assets	4,296,971	1,993,681
Property, plant and equipment	8,713,771	8,074,746
Less accumulated depreciation and amortization	2,288,664	2,165,130
Net property, plant and equipment	6,425,107	5,909,616
Investments	1,158,535	912,008
Other assets	217,057	252,239
Goodwill	1,467,848	1,597,627
Other intangibles, net of amortization	262,984	308,947
Total assets	$13,828,502	$10,974,118
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,651,866	$647,986
Accrued expenses	385,327	763,293
Current portion of long-term debt	251,216	389,920
Dividends payable	46,098	45,469
Income taxes payable	153,444	27,667
Total current liabilities	2,487,951	1,874,335
Long-term debt	3,118,753	2,004,319
Postretirement benefits	42,681	43,693
Pension benefits	187,498	229,187
Other noncurrent liabilities	597,980	663,698
Deferred income taxes	429,012	353,279
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,171	1,170
Additional paid-in capital	2,933,659	2,920,007
Accumulated other comprehensive loss	(717,309)	(392,450)
Retained earnings	4,515,115	3,096,539
Total Albemarle Corporation shareholders’ equity	6,732,636	5,625,266
Noncontrolling interests	231,991	180,341
Total equity	6,964,627	5,805,607
Total liabilities and equity	$13,828,502	$10,974,118

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash and cash equivalents at beginning of year	$439,272	$746,724
Cash flows from operating activities:
Net income	1,653,345	189,473
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	215,280	185,765
Loss (gain) on sale of business/interest in properties	8,400	(428,424)
Stock-based compensation and other	24,649	14,668
Equity in net income of unconsolidated investments (net of tax)	(449,476)	(62,215)
Dividends received from unconsolidated investments and nonmarketable securities	350,895	43,374
Pension and postretirement benefit	(12,299)	(12,451)
Pension and postretirement contributions	(10,929)	(24,145)
Unrealized gain on investments in marketable securities	3,864	(3,912)
Loss on early extinguishment of debt	19,219	28,955
Deferred income taxes	77,968	(38,924)
Working capital changes	(1,004,236)	456,405
Non-cash transfer of 40% value of construction in progress of Kemerton plant to MRL	115,969	135,928
Other, net	(37,047)	6,089
Net cash provided by operating activities	955,602	490,586
Cash flows from investing activities:
Capital expenditures	(815,934)	(652,739)
Cash proceeds from divestitures, net	—	289,791
Sales of marketable securities, net	3,132	4,407
Investments in equity and other corporate investments	(507)	(286)
Net cash used in investing activities	(813,309)	(358,827)
Cash flows from financing activities:
Proceeds from issuance of common stock	—	1,453,888
Repayments of long-term debt and credit agreements	(455,000)	(1,173,823)
Proceeds from borrowings of credit agreements	1,964,216	—
Other debt repayments, net	(391,067)	(327,292)
Fees related to early extinguishment of debt	(9,767)	(24,877)
Dividends paid to shareholders	(138,165)	(132,236)
Dividends paid to noncontrolling interests	(44,208)	(61,178)
Proceeds from exercise of stock options	1,590	16,220
Withholding taxes paid on stock-based compensation award distributions	(12,150)	(7,755)
Other	(4,198)	(1,384)
Net cash provided by (used in) financing activities	911,251	(258,437)
Net effect of foreign exchange on cash and cash equivalents	(110,013)	(24,997)
Increase in cash and cash equivalents	943,531	(151,675)
Cash and cash equivalents at end of period	$1,382,803	$595,049

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net sales:
Lithium	$1,501,073	$359,229	$2,942,861	$958,539
Bromine	354,908	277,783	1,092,239	837,978
Catalysts	235,824	193,554	664,026	562,141
All Other	—	—	—	75,095
Total net sales	$2,091,805	$830,566	$4,699,126	$2,433,753

Adjusted EBITDA:
Lithium	$1,111,243	$125,416	$1,915,066	$341,293
Bromine	106,958	86,012	371,875	273,298
Catalysts	4,635	33,103	31,337	79,694
All Other	—	—	—	29,858
Corporate	(32,870)	(26,962)	(86,173)	(81,892)
Total adjusted EBITDA	$1,189,966	$217,569	$2,232,105	$642,251

See accompanying non-GAAP reconciliations below.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and other post-employment benefit (“OPEB”) items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”) or other comparable measures calculated and reported in accordance with GAAP. These measures are presented here to provide additional useful measurements to review the company’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. The company’s chief operating decision maker uses these measures to assess the ongoing performance of the company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that Albemarle uses to evaluate its operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA, which are non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted net income attributable to Albemarle Corporation is defined as net income before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring and unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges, certain litigation and arbitration costs and charges, and other significant non-recurring items. EBITDA is defined as net income attributable to Albemarle Corporation before interest and financing expenses, income tax expense, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except percentages and per share amounts	2022	2021	2022	2021
Net income attributable to Albemarle Corporation	$897,215	$(392,781)	$1,557,371	$127,496
Add back:
Non-operating pension and OPEB items (net of tax)	(3,936)	(4,271)	(12,021)	(12,811)
Non-recurring and other unusual items (net of tax)	(9,789)	520,392	24,023	237,157
Adjusted net income attributable to Albemarle Corporation	$883,490	$123,340	$1,569,373	$351,842

Adjusted diluted earnings per share	$7.50	$1.05	$13.33	$3.03

Weighted-average common shares outstanding – diluted	117,869	117,685	117,749	116,140

Net income attributable to Albemarle Corporation	$897,215	$(392,781)	$1,557,371	$127,496
Add back:
Interest and financing expenses	29,691	5,136	98,934	56,170
Income tax expense	196,938	(114,670)	366,486	14,422
Depreciation and amortization	77,713	62,082	215,280	185,765
EBITDA	1,201,557	(440,233)	2,238,071	383,853
Non-operating pension and OPEB items	(5,027)	(5,471)	(15,345)	(16,407)
Non-recurring and other unusual items (excluding items associated with interest expense)	(6,564)	663,273	9,379	274,805
Adjusted EBITDA	$1,189,966	$217,569	$2,232,105	$642,251

Net sales	$2,091,805	$830,566	$4,699,126	$2,433,753
EBITDA margin	57.4%	(53.0)%	47.6%	15.8%
Adjusted EBITDA margin	56.9%	26.2%	47.5%	26.4%

See below for a reconciliation of adjusted EBITDA on a segment basis, a non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Lithium	Bromine	Catalysts	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended September 30, 2022
Net income (loss) attributable to Albemarle Corporation	$1,063,426	$93,186	$(12,473)	$—	$(246,924)	$897,215	42.9%
Depreciation and amortization	47,758	13,772	12,689	—	3,494	77,713	3.7%
Non-recurring and other unusual items	59	—	4,419	—	(11,042)	(6,564)	(0.3)%
Interest and financing expenses	—	—	—	—	29,691	29,691	1.4%
Income tax expense	—	—	—	—	196,938	196,938	9.4%
Non-operating pension and OPEB items	—	—	—	—	(5,027)	(5,027)	(0.2)%
Adjusted EBITDA	$1,111,243	$106,958	$4,635	$—	$(32,870)	$1,189,966	56.9%

Three months ended September 30, 2021
Net income (loss) attributable to Albemarle Corporation	$92,449	$73,409	$20,039	$—	$(578,678)	$(392,781)	(47.3)%
Depreciation and amortization	34,256	12,603	13,064	—	2,159	62,082	7.5%
Non-recurring and other unusual items	(1,289)	—	—	—	664,562	663,273	79.9%
Interest and financing expenses	—	—	—	—	5,136	5,136	0.6%
Income tax expense	—	—	—	—	(114,670)	(114,670)	(13.8)%
Non-operating pension and OPEB items	—	—	—	—	(5,471)	(5,471)	(0.7)%
Adjusted EBITDA	$125,416	$86,012	$33,103	$—	$(26,962)	$217,569	26.2%

Nine months ended September 30, 2022
Net income (loss) attributable to Albemarle Corporation	$1,777,214	$332,208	$(11,867)	$—	$(540,184)	$1,557,371	33.1%
Depreciation and amortization	128,786	39,667	38,785	—	8,042	215,280	4.6%
Non-recurring and other unusual items	9,066	—	4,419	—	(4,106)	9,379	0.2%
Interest and financing expenses	—	—	—	—	98,934	98,934	2.1%
Income tax expense	—	—	—	—	366,486	366,486	7.8%
Non-operating pension and OPEB items	—	—	—	—	(15,345)	(15,345)	(0.3)%
Adjusted EBITDA	$1,915,066	$371,875	$31,337	$—	$(86,173)	$2,232,105	47.5%

Nine months ended September 30, 2021
Net income (loss) attributable to Albemarle Corporation	$237,293	$235,670	$41,401	$27,988	$(414,856)	$127,496	5.2%
Depreciation and amortization	99,559	37,628	38,293	1,870	8,415	185,765	7.6%
Non-recurring and other unusual items (excluding items associated with interest expense)	4,441	—	—	—	270,364	274,805	11.3%
Interest and financing expenses	—	—	—	—	56,170	56,170	2.3%
Income tax expense	—	—	—	—	14,422	14,422	0.6%
Non-operating pension and OPEB items	—	—	—	—	(16,407)	(16,407)	(0.7)%
Adjusted EBITDA	$341,293	$273,298	$79,694	$29,858	$(81,892)	$642,251	26.4%

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to Albemarle’s operating segments and are included in the Corporate category. In addition, the company believes that these components of pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of the company’s businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other income (expenses), net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Interest cost	$5,857	$5,422	$17,683	$16,280
Expected return on assets	(10,884)	(10,893)	(33,028)	(32,687)
Total	$(5,027)	$(5,471)	$(15,345)	$(16,407)

In addition to the non-operating pension and OPEB items disclosed above, the company has identified certain other items and excluded them from Albemarle’s adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Restructuring and other(1)	$—	$—	$—	$0.01
Acquisition and integration related costs(2)	0.01	0.01	0.06	0.04
Albemarle Foundation contribution(3)	—	—	—	0.13
Loss (gain) on sale of business/interest in properties(4)	—	0.01	0.07	(2.85)
Loss on early extinguishment of debt(5)	—	—	0.13	0.21
Legal accrual(6)	—	4.29	—	4.34
Other(7)	(0.06)	0.02	(0.07)	0.11
Tax related items(8)	(0.03)	0.09	0.01	0.05
Total non-recurring and other unusual items	$(0.08)	$4.42	$0.20	$2.04

(1)During the three and nine months ended September 30, 2021, Albemarle recorded facility closure costs related to offices in Germany, and severance expenses in Germany and Belgium, in Selling, general and administrative expenses of $0.8 million and $2.3 million ($0.5 million and $1.6 million after income taxes, or less than $0.01 and $0.01 per share), respectively.

(2)Costs related to the acquisition, integration and divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three and nine months ended September 30, 2022 were $2.1 million and $9.2 million ($1.7 million and $7.2 million after income taxes, or $0.01 and $0.06 per share), respectively, and for the three and nine months ended September 30, 2021 were $1.6 million and $5.6 million ($1.2 million and $4.5 million after income taxes, or $0.01 and $0.04 per share), respectively.

(3)Included in Selling, general and administrative expenses for the nine months ended September 30, 2021 is a charitable contribution of $20.0 million ($15.5 million after income taxes, or $0.13 per share), using a portion of the proceeds received from the divestiture of the company’s fine chemistry solutions (“FCS”) business, to the Albemarle Foundation, a nonprofit organization that sponsors grants, health and social projects, educational initiatives, disaster relief, matching gift programs, scholarships and other charitable initiatives in locations where Albemarle’s employees live and the company operates. This contribution is in addition to the normal annual contribution made to the Albemarle Foundation by the company, and is significant in size and nature in that it is intended to provide more long-term benefits in these communities.

(4)Included in Loss (gain) on sale of business/interest in properties for the nine months ended September 30, 2022 is an expense of $8.4 million ($0.07 per share after no income tax impact) related to a post-measurement period Wodgina acquisition purchase price adjustment for a revised estimate of the obligation to construct the lithium hydroxide conversion assets in Kemerton due to anticipated cost overruns from supply chain, labor and COVID-19 pandemic related issues. The nine months ended September 30, 2021 includes a gain of $428.4 million ($330.9 million after discrete income taxes, or $2.85 per share) related to the sale of the FCS business. During the three months ended September 30, 2021, the gain on sale of the FCS business was adjusted down by $1.0 million ($0.8 million after discrete income taxes, or $0.01 per share) for working capital adjustments.

(5)Included in Interest and financing expenses for the nine months ended September 30, 2022 is a loss on early extinguishment of debt of $19.2 million ($14.9 million after income taxes, or $0.13 per share), representing the tender premiums, fees, unamortized discounts, unamortized deferred financing costs and accelerated amortization of associated interest rate swap from the redemption of the $425 million senior notes originally due in 2024 using the proceeds from the issuance of $1.7 billion in senior notes in May 2022.

Included in Interest and financing expenses for the nine months ended September 30, 2021 is a loss on early extinguishment of debt of $29.0 million ($23.8 million after income taxes, or $0.21 per share), representing the tender premiums, fees, unamortized discounts and unamortized deferred financing costs from the redemption of $1.5 billion in debt using the proceeds from the issuance of common stock.

(6)Included in Other income (expense), net for the three and nine months ended September 30, 2021 is a $657.4 million ($504.5 million after income taxes, or $4.34 per share) charge following the settlement of an arbitration ruling for a prior legal matter.

(7)Other adjustments for the three months ended September 30, 2022 included amounts recorded in:
•Cost of goods sold - $2.7 million of expense related to one-time retention payments for certain employees during the Catalysts strategic review and business unit realignment.
•Selling, general and administrative expenses - $1.9 million of expense primarily related to one-time retention payments for certain employees during the Catalysts strategic review and business unit realignment and $1.3 million primarily related to facility closure expenses of offices in Germany.
•Other income (expense), net - $10.6 million net gain related to the fair value adjustment of equity securities in a public company, a $3.0 million gain from the reversal of a liability related to a previous divestiture and $1.1 million of a gain resulting from the adjustment of indemnification related to previously disposed businesses.
After income taxes, these net gains totaled $7.4 million, or $0.06 per share.

Other adjustments for the nine months ended September 30, 2022 included amounts recorded in:
•Cost of goods sold - $2.7 million of expense related to one-time retention payments for certain employees during the Catalysts strategic review and business unit realignment, and $0.5 million related to the settlement of a legal matter resulting from a prior acquisition.
•Selling, general and administrative expenses - $3.2 million primarily related to facility closure expenses of offices in Germany, $2.8 million of charges for environmental reserves at sites not part of our operations and $1.9 million of expense primarily related to one-time retention payments for certain employees during the Catalysts strategic review, partially offset by $4.3 million of gains from the sale of legacy properties not part of our operations.
•Other income (expense), net - $10.6 million net gain related to the fair value adjustment of equity securities in a public company, a $3.0 million gain from the reversal of a liability related to a previous divestiture, $1.1 million of a gain resulting from the adjustment of indemnification related to previously disposed businesses and a $0.6 million gain related to a settlement received from a legal matter in a prior period.
After income taxes, these net gains totaled $7.1 million, or $0.07 per share.

Other adjustments for the three months ended September 30, 2021 included amounts recorded in:
•Selling, general and administrative expenses - $2.5 million of expenses primarily related to non-routine labor and compensation related costs that are outside normal compensation arrangements.
•Other income (expense), net - $0.1 million loss resulting from the adjustment of indemnification obligations related to previously disposed businesses.
After income taxes, these charges totaled $1.9 million, or $0.02 per share.

Other adjustments for the nine months ended September 30, 2021 included amounts recorded in:
•Selling, general and administrative expenses - $8.6 million of expenses primarily related to non-routine labor and compensation related costs that are outside normal compensation arrangements, a $4.0 million loss resulting from the sale of property, plant and equipment and

$1.6 million of charges for an environmental reserve at a site not part of the company’s operations.
•Other income (expense), net - $3.7 million of expenses primarily related to asset retirement obligation charges to update of an estimate at a site formerly owned by Albemarle.
After income taxes, these charges totaled $13.3 million, or $0.11 per share.

(8)Included in Income tax expense for the three and nine months ended September 30, 2022 are discrete net tax benefits of $4.1 million, or $0.03 per share and net tax expenses of $0.7 million, or $0.01 per share, respectively. The net benefit for the three months was primarily related to a tax benefit for global intangible low-taxed income and net discrete tax benefits related to excess tax benefits realized from stock-based compensation arrangements and foreign return to provisions. The discrete net expense for the nine months was primarily related to withholding taxes and foreign return to provisions, partially offset by a benefit for excess tax benefits realized from stock-based compensation arrangements.

Included in Income tax expense for the three and nine months ended September 30, 2021 are discrete net tax expenses of $11.5 million, or $0.09 per share, and $4.9 million, or $0.05 per share, respectively. The net expense for the three months is primarily related to the impact of discrete tax expense related to global intangible low-taxed income and foreign uncertain tax positions, partially offset by a benefit for the excess tax benefits realized from stock-based compensation arrangements. The net expense for the nine months is primarily related to discrete tax expense related to global intangible low-taxed income, tax expense due to an out-of-period adjustment regarding an overstated deferred tax liability for the three-month period ended December 31, 2017 and foreign uncertain tax positions. This is partially offset by the release of a foreign valuation allowance, excess tax benefits realized from stock-based compensation arrangements, and the revaluation of deferred taxes due to tax rate changes.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended September 30, 2022
As reported	$869,260	$196,938	22.7%
Non-recurring, other unusual and non-operating pension and OPEB items	(11,592)	2,133
As adjusted	$857,668	$199,071	23.2%

Three months ended September 30, 2021
As reported	$(516,809)	$(114,670)	22.2%
Non-recurring, other unusual and non-operating pension and OPEB items	657,802	141,681
As adjusted	$140,993	$27,011	19.2%

Nine months ended September 30, 2022
As reported	$1,570,355	$366,486	23.3%
Non-recurring, other unusual and non-operating pension and OPEB items	13,252	1,250
As adjusted	$1,583,607	$367,736	23.2%

Nine months ended September 30, 2021
As reported	$141,680	$14,422	10.2%
Non-recurring, other unusual and non-operating pension and OPEB items	287,345	62,999
As adjusted	$429,025	$77,421	18.1%